Exhibit 99.1

Cadence Pharmaceuticals Reports Fourth Quarter and Full Year 2009 Financial Results

SAN DIEGO, CA – March 15, 2010 – Cadence Pharmaceuticals, Inc. (NASDAQ: CADX), a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates principally for use in the hospital setting, today reported financial results for the fourth quarter and year ended December 31, 2009.

During 2009, Cadence completed its clinical development program and submitted a New Drug Application (NDA) for its investigational product candidate, OFIRMEV™ (acetaminophen) injection, which was accepted for filing and designated for Priority Review by the U.S. Food and Drug Administration (FDA). On February 10, 2010, the company received a Complete Response letter from the FDA, which stated that the NDA could not be approved in its present form due to deficiencies observed during an FDA inspection of Cadence’s third-party manufacturer. A response to the inspectional observations was submitted to the FDA by the third party manufacturer on February 18, 2010, and Cadence plans to re-submit the NDA for OFIRMEV once it has been determined that the inspectional observations are resolved.

“Our third party manufacturer has now submitted its response to the FDA’s observations, and we will be prepared to re-submit our NDA for OFIRMEV at the earliest possible opportunity,” stated Ted Schroeder, President and CEO. “We believe it is important to note that no safety or efficacy deficiencies were noted in the Complete Response letter and the FDA did not request that any additional clinical trials be completed in order to obtain approval of the NDA. As a result, we believe that we have sufficient capital resources to fund our operations through re-submission of the NDA and approval of OFIRMEV.”

Financial Results

For the three months ended December 31, 2009, Cadence reported a net loss of $15.3 million, or $0.30 per share, compared to a net loss of $14.0 million, or $0.37 per share, for the same period in 2008. Operating expenses for the three months ended December 31, 2009 increased $1.6 million to $15.1 million, from the $13.5 million reported for the comparable period in 2008. The increase in operating expense was primarily due to an increase in sales and marketing expenses as the company continued to focus significant resources on establishing its commercial infrastructure in preparation for the commercial launch of OFIRMEV, if approved. This increase was partially offset by a reduction in research and development expenses related to the completion of the clinical development program for OFIRMEV in early 2009 and discontinuation of the development program for omiganan in March 2009. As a result of the discontinuation of the omiganan development program, the company recorded an impairment charge on the manufacturing assets for this product candidate during the three months ended December 31, 2008. There was no similar charge recorded during the 2009 period.

For the year ended December 31, 2009, Cadence reported a net loss of $45.5 million, or $0.93 per share, compared to a net loss of $57.1 million, or $1.55 per share, for 2008. Operating expenses for 2009 were $44.5 million, a decrease of $12.0 million from the $56.5 million reported for 2008. The decrease in the current year expenses is primarily due to a reduction in research and development costs as a result of the company’s discontinuation of its omiganan development program and the completion of its clinical development program and submission of an NDA for OFIRMEV. Further, the impairment charge taken in 2008 on the company’s omiganan manufacturing equipment was significantly greater than the restructuring charges taken in 2009 as a result of the discontinuation of the omiganan program. Partially offsetting these reductions was an increase in sales and marketing expenses in 2009 as the company began establishing its commercial and supply functions in preparation for the potential commercial launch of OFIRMEV, including an increase in sales and marketing staff from 2 at the end of 2008 to 40 at the end of 2009.

As of December 31, 2009, Cadence held cash, cash equivalents and short-term investments of $82.0 million.

Conference Call and Webcast on March 15, 2010 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time)

Cadence management will host a conference call on March 15, 2010 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) and interested investors may participate in the conference call by dialing 877-303-9145 (domestic) or 760-536-5203 (international). To access the webcast, please visit the company’s website at www.cadencepharm.com and go to the Investor Relations page. A replay of the webcast will be available approximately two hours after the call and remain available on the company’s website until the next quarterly financial results call.

About OFIRMEV (acetaminophen) Injection

OFIRMEV is Cadence Pharmaceuticals’ proprietary intravenous formulation of acetaminophen. Acetaminophen is the most widely used medication for the treatment of pain and fever in the United States and is available in more than 600 combination and single-ingredient prescription and over-the-counter products. Cadence acquired the exclusive rights to OFIRMEV in the United States and Canada in 2006 from Bristol-Myers Squibb, which markets the product as Perfalgan® in Europe and other parts of the world. IV acetaminophen is approved in approximately 80 countries, including major markets in Europe, where the product is the market leader among all injectable analgesics. Approximately 90 million vials of IV acetaminophen were sold in Europe in 2008, representing an increase of approximately 13 percent over 2007.

About Cadence Pharmaceuticals, Inc.

Cadence Pharmaceuticals is a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates principally for use in the hospital setting. For more information about Cadence, please visit www.cadencepharm.com.

Forward-Looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “expects,” “anticipates,” “plans,” “will,” and “assuming,” and similar expressions, are intended to identify forward-looking statements, and are based on Cadence’s current beliefs and expectations. Forward-looking statements include statements regarding: Cadence’s plans to re-submit an NDA for OFIRMEV, and the potential timing of any such re-submission; the company’s belief that no additional clinical trials are required in order to obtain approval of the NDA for OFIRMEV; and Cadence’s belief that it has sufficient capital resources to fund its operations through the approval of OFIRMEV. All such forward-looking statements are based on Cadence’s current beliefs and expectations, and should not be regarded as a representation by Cadence that any of its plans will be achieved. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in the company’s business, including, without limitation: Cadence’s dependence on the success of OFIRMEV, its only product candidate; the risk that the company may not receive regulatory approval for OFIRMEV, or its approval may be further delayed; Cadence’s reliance on its third party manufacturer to respond to the FDA’s concerns and address any manufacturing facility deficiencies; the possibility that the company may not yet fully understand all of the corrective actions that will be required to resolve deficiencies identified during the inspection of the manufacturing facility for OFIRMEV, and that Cadence will experience significant delays and incur additional costs in order to fully resolve such deficiencies; the potential that further FDA scrutiny of the manufacturing site may raise additional issues that must be resolved prior to obtaining approval of the NDA, causing further delays and cost increases; the potential for Cadence to require substantial additional funding in order to complete the necessary corrective actions at the manufacturing site for OFIRMEV, obtain regulatory approval for and commercialize this product candidate, and the risk that the company may not be able to raise sufficient capital when needed, or at all; and other risks detailed in Cadence’s prior press releases as well as in Cadence’s periodic public filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Cadence undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Cadence™ and OFIRMEV™ are trademarks of Cadence Pharmaceuticals, Inc. Perfalgan® is a registered trademark of Bristol-Myers Squibb Company.

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Contact:	William R. LaRue	Aimee Corso
	SVP & Chief Financial Officer	Media & Investor Relations
	Cadence Pharmaceuticals, Inc.	WCG
	Phone : 858-436-1400	Phone : 310-780-2661

CADENCE PHARMACEUTICALS, INC.

(a development stage company)

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Operating expenses:
Research and development	$4,780,291	$7,554,993	$19,464,200	$40,018,204
Sales and marketing	6,938,217	808,676	11,729,102	2,983,796
General and administrative	3,341,787	2,822,216	12,890,990	11,146,212
Other	200	2,355,485	412,341	2,384,251

Total operating expenses	15,060,495	13,541,370	44,496,633	56,532,463

Loss from operations	(15,060,495)	(13,541,370)	(44,496,633)	(56,532,463)

Other (expense) income, net	(251,895)	(494,734)	(994,306)	(566,387)

Net loss	$(15,312,390)	$(14,036,104)	$(45,490,939)	$(57,098,850)

Basic and diluted net loss per share(1)	$(0.30)	$(0.37)	$(0.93)	$(1.55)

Shares used to compute basic and diluted net loss per share(1)	50,429,965	38,170,993	48,753,978	36,823,660

(1)

As a result of the issuance of 12,039,794 shares of common stock pursuant to a private placement in the first quarter of 2009 and 9,240,307 shares of common stock pursuant to an effective shelf registration in the first quarter of 2008, there is a lack of comparability in the per share amounts between the 2009 and 2008 periods presented.

CADENCE PHARMACEUTICALS, INC.

(a development stage company)

CONDENSED BALANCE SHEETS

	December 31, 2009	December 31, 2008
	(unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$82,006,153	$47,627,246
Restricted cash	1,497,848	2,195,696
Prepaid expenses and other current assets	549,243	219,674

Total current assets	84,053,244	50,042,616

Property and equipment, net	8,300,529	4,477,020
Restricted cash	189,738	537,586
Other assets	19,708	90,792

Total assets	$92,563,219	$55,148,014

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,656,597	$4,877,854
Accrued liabilities	7,739,527	9,063,310
Current portion of long-term debt, less discount	6,442,327	7,694,173
Other current liabilities	22,048	22,048

Total current liabilities	16,860,499	21,657,385

Deferred rent	640,208	952,274
Long-term debt, less current portion and discount	—	6,098,113
Total stockholders’ equity	75,062,512	26,440,242

Total liabilities and stockholders’ equity	$92,563,219	$55,148,014